Exhibit 99.1

GREEN PLAINS RENEWABLE ENERGY, INC. ANNOUNCES AGREEMENT TO ACQUIRE ESSEX ELEVATOR

SHENANDOAH, IA, June 1, 2007 (MARKET WIRE) Green Plains Renewable Energy, Inc. (the “Company”) (NASDAQ: GPRE) (AMEX: GPRE) today announced that it has entered into an agreement to purchase Essex Elevator, Inc. The elevator is located approximately 5 miles to the northeast of the Company’s Shenandoah ethanol plant on the same rail line the Company will use to transport its ethanol and distillers grains. The purchase will give GPRE the capability to store an additional 2.8 million bushels of corn.  The Company believes there will be times of the year that having this storage capability will be advantageous for GPRE.  The purchase will also expand the Company’s corn purchasing area.

Today, Wayne Hoovestol, GPRE’S CEO, said, “It has been a pleasure working on this agreement with the shareholders of Essex, and we believe that most, if not all, of the Essex employees will stay employed either at the elevator or at our ethanol plant in Shenandoah.  The agreement signed today contemplates a closing date sometime this summer, which will be ahead of this year’s harvest season.  We will begin posting a corn bid for delivery to Essex immediately.”

About Green Plains Renewable Energy

GPRE is currently building two 50 million gallon ethanol plants in Iowa. The first is being built in Shenandoah, Iowa and is expected to be operational in mid 2007. The Company’s second plant is being built in Superior, Iowa.  The Superior plant is expected to commence operations sometime near the end of 2007.

This news release contains forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended. Such statements are identified by the use of words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Such statements are based on management's current expectations and are subject to various factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such forward-looking statements. GPRE may experience significant fluctuations in future operating results due to a number of economic conditions, including, but not limited to, competition in the ethanol industry, risks associated with plant construction and technology development, and other risk factors detailed in GPRE's SEC filings. Additional information with respect to these and other factors, which could materially affect GPRE and its operations are included on certain forms GPRE has filed with the SEC. GPRE assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Source: Green Plains Renewable Energy, Inc. – www.gpreethanol.com

Contact: Green Plains Renewable Energy, Inc. - 712.246.2932